Exhibit 10.1

BRIGHTHOUSE SERVICES, LLC

LIMITED DEATH BENEFIT PLAN

(Effective December 19, 2019)

1.    Purpose of Plan. The purpose of this Brighthouse Services, LLC Limited Death Benefit Plan (the “Plan”) is to provide a one-time, final wage payment to a limited group of employees that actively participated in the MetLife Auxiliary Retirement Plan and have the potential to be negatively impacted due to their transfer of employment to the Company from MetLife. Specifically, the Plan will apply if any member of this limited group dies while in the employment of the Company or shortly thereafter. The Plan is unfunded and shall be administered in compliance with Legal Deferral Requirements, as applicable.

2.    Definitions

(a)    “Company” means Brighthouse Services, LLC or any successor corporation thereto.

(b)    “Death Benefit” shall mean the one-time lump sum final wage payment provided under Section 4 of the Plan and set forth for each Participant on Appendix A to the Plan.

(c)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(d)    “Legal Deferral Requirements” means requirements under law to achieve deferral of income taxation, including but not limited to Section 409A of the Internal Revenue Code and any regulations promulgated thereunder.

(e)    “Participant” shall mean each individual set forth on Appendix A to the Plan.

(f)    “Plan” means the Brighthouse Services, LLC Limited Death Benefit Plan.

(g)    “Plan Administrator” means the individual serving as the Plan Administrator for the Brighthouse Services, LLC Savings Plan and Trust.

3.    Eligibility to Receive Death Benefit. Only those employees or former employees of the Company listed on Appendix A to the Plan are eligible to receive the Death Benefit provided under Section 4 of the Plan.

4.    Death Benefit. A Death Benefit shall be payable to a Participant only if the Participant dies (i) while in the employment of the Company or an affiliate or (ii) within 60 days after the Participant’s final day of employment with the Company or an affiliate, subject to Section 7 below.

The Death Benefit shall be paid as a one-time, single lump sum wage payment to the Participant no later than 60 days following the death of the Participant. The Death Benefit payment will be made by direct deposit to the bank account that the Participant provided to the Company for direct deposit of any wages during the Participant’s employment with the Company. By participating in the Plan, each Participant is considered to have consented to such direct deposit of the Death Benefit payment. In the event the above-referenced bank account is closed at the time the Death Benefit is set to be paid, the Death Benefit will instead be paid to the Participant’s estate.

5.    Withholding and Effect of Taxes. Payments under this Plan will be made after the withholding of any Federal, state, or local income, employment or other taxes legally obligated to be withheld, as determined by the Plan Administrator in its discretion. All tax liabilities arising out of this Plan shall be the sole obligation of the Participant or his/her estate, including but not limited to any tax liabilities arising out of Legal Deferral Requirements. Withholding of any taxes or other items required by law shall be made from the Death Benefit.

6.    Plan Administration.

(a)    The Plan Administrator is the named fiduciary of the Plan and shall administer the Plan.

(b)    The Plan Administrator may establish, amend, and rescind administrative rules and regulations relating to the Plan, provide for conditions necessary or advisable to protect the interest of the Company and its affiliates, construe all communications related to the Plan, and make all other determinations it deems necessary or advisable for the administration and interpretation of the Plan. The Plan Administrator may conform any provision of this Plan to the extent such provision is inconsistent with Legal Deferral Requirements.

(c)    Determinations, interpretations, and other actions made by the Plan Administrator shall be final, binding, and conclusive for all purposes and upon all individuals.

(d)    The Plan Administrator may prescribe forms as the sole and exclusive means for Participants to take actions authorized or allowed under the Plan. The Plan Administrator may issue communications to eligible employees and Participants as it deems necessary or appropriate in connection with the Plan.

(e)    Except to the extent prohibited by law, communication by the Plan Administrator (or its delegate) of any document or writing, including any document or writing that must be executed by a party, may be in an electronic form of communication.

(f)    The Plan Administrator may appoint such agents, who may be officers or employees of the Company, as it deems necessary or appropriate to assist it in administering the Plan and may grant authority to such agents to execute documents and take action on its behalf. The Plan Administrator may consult such legal counsel, consultants, or other professionals as it deems desirable and may rely on any opinion received from any such professional or from its agent. The Plan Administrator shall pay for all expenses incurred in the administration of the Plan to Participants’ accounts.

7.    Termination of Participation in the Plan. Notwithstanding any other provision in the Plan, each Participant’s participation in the Plan, and all entitlements to a Death Benefit or any other rights under the Plan, shall terminate on the earliest of the following to occur:

(a) The Participant’s employment with the Company and/or any affiliate of the Company ends for any reason other than death, a 60-day period has elapsed after the Participant’s final day of employment with the Company or an affiliate, and the Participant did not die during such 60-day period; and

(b)    The bankruptcy of the Company and/or any affiliate of the Company, which is the principal employer of the Participant.

8.    Named Fiduciary. The “Named Fiduciary” for the Plan shall be the Plan Administrator. The Plan Administrator shall be responsible for the control, management and administration of the Plan, and shall have the discretionary authority to interpret the Plan and to create and implement any rules and processes to administer the Plan. The Named Fiduciary may designate other individuals, corporations or entities, which are not Named Fiduciaries, to carry out such Named Fiduciary’s responsibilities, obligations and duties, including the exercise of discretionary authority under the Plan. Such allocations and delegations may be revoked or modified at any time by the Company.

9.    Claims and Review Procedure; Limitations of Time for Submitting Claims and Suits Challenging Denial of Claims.

(a)    Claims and Review Procedure. Claims for benefits or allegations of a failure to administer the Plan in accordance with its terms and/or ERISA and appeals of denied claims under the Plan shall be administered in accordance with § 503 of ERISA, the regulations thereunder (and any other law that amends, supplements or supersedes said § of ERISA), and the procedures adopted by the Plan Administrator, as appropriate which are incorporated herein by reference. The Plan shall provide adequate notice to any claimant whose claim for benefits under the Plan has been denied, setting forth the reasons for such denial, and afford a reasonable opportunity to such claimant for a full and fair review by the Plan Administrator of the decision denying the claim. Benefits will be paid under the Plan only if the Plan Administrator determines in its sole discretion that the applicant is entitled to them.

(b)    Limitations of Time for Submitting Claims and Suits Challenging Denial of Claims. No suit to recover benefits under this Plan or to allege that the Plan was not administered in accordance with its terms and/or the Internal Revenue Code or ERISA shall be brought more than six months following the exhaustion of the claims and review procedures set forth in subsection (a). If a Participant receives a distribution from the Plan, no claim for benefits under the Plan’s claims and review procedures described in subsection (a) shall be made regarding the calculation of the amount of the benefits more than six months following the date on which the Participant received such distribution.

10.    No Loans and Assignments. The Plan shall make no loan to any Participant or any other person nor permit to serve as the basis or security for any loan to any Participant or any other person. Except as provided in Section 19 of this Plan, no Participant or any other person may sell, assign, transfer, pledge, commute, or encumber any Deferred Compensation Account or any other rights under this Plan.

11.    Nature of Liability. The Plan and the liabilities created hereunder are completely unfunded. The payment of Participant benefits is the unsecured obligation of the Company and any successor thereto, and is not the obligation, debt, or liability or any other entity or party. Any documentation regarding the Plan and the Participant’s benefits are for recordkeeping purposes only and do not create any right, property, security, or interest in any assets of the Company or any other party. A Participant’s benefits under this Plan are subject to the claims of the general creditors of the Company. Although the Plan is intended to be designed and administered in complete accordance with Legal Deferral Requirements, in no event shall the Company, any Affiliate, or the Plan have any liability to anyone for any taxes, penalties, or other losses on account of the Plan or its administration failing to comply with Legal Deferral Requirements.

12.    No Guarantee of Employment; No Limitation on Employer Action. Nothing in this Plan shall interfere with or limit in any way the right of any employer to establish the terms and conditions of employment of any individual, including but not limited to compensation and benefits, or to terminate the employment of any individual, nor confer on any individual the right to continue in the employ of any employer. Nothing in this Plan shall be construed to limit, impair, or otherwise affect the right of any entity to make adjustments, reorganizations, or changes to its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

13.    Amendment or Termination of Plan. This Plan may be amended or terminated by the Plan Administrator at any time in his or her sole discretion.

14.    Successors. This Plan shall be binding upon and shall inure to the benefit of the Company and its respective successors, assigns, and legal representatives.

15.    State Law. This Plan shall be governed by and construed in accordance with the laws of the State of North Carolina to the extent not preempted by federal law.

IN WITNESS WHEREOF, the Brighthouse Services, LLC Limited Death Benefit Plan, is executed on behalf of the Employer, this 19th day of December 2019.

BRIGHTHOUSE SERVICES, LLC

By:	/s/ Vonda Huss
Vonda Huss
Chief Human Resources Officer

Witness:	/s/ Micah Dowling

APPENDIX A

List of Participants and Death Benefit Amounts

Name	Death Benefit Amount
DeBiase, Christine M.	$1,233,991
Rosenthal, Jonathan L.	$4,641,134
[Other Participants redacted]